Exhibit 99.5

[Seneca Letterhead]

December 13, 2004

Taurus Investments S.A.

48 rue de Bragance

L-1255 Luxembourg

Ladies and Gentlemen:

We refer to the Stock Purchase Agreement, dated as of December 13, 2004 (the “Stock Purchase Agreement”), by and among Taurus Investments S.A. and the purchasers named therein.

Notwithstanding the representation contained in Section 6(a) of the Stock Purchase Agreement, we hereby represent that we may be filing a Schedule 13G under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission.

Notwithstanding the restrictions contained in Section 9 of the Stock Purchase Agreement, we may disclose information about the Stock Purchase Agreement to our members and partners.

This agreement shall be governed by and construed in accordance with the laws of the state of New York.

If the foregoing correctly sets forth the understanding between us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and return it to us, whereupon this letter shall constitute a binding agreement between us.

SENECA CAPITAL LP

By:	/s/ Doug Hirsch
Name: Title:	Doug Hirsch Managing Member of Seneca Investments, LLC, as General Partner of Seneca Capital LP

SENECA CAPITAL INTERNATIONAL LTD.

By:	/s/ Doug Hirsch
Name:	Doug Hirsch
Title:	Managing Member of Seneca Capital Investments, LLC, as Investment Advisor to Seneca Capital International Ltd.

ACCEPTED AND AGREED: TAURUS INVESTMENTS S.A.

By:	/s/ Alexander F. Pace-Bonello
Name:	Alexander F. Pace-Bonello
Title:	Director